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Exhibit No. 12.

Questar Pipeline Company and Subsidiaries
Ratio of Earnings to Fixed Charges

(Unaudited)

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                                                  12 months ended March 31,
                                                     2001            2000
                                                  -----------    ----------
                                                     (Dollars in Thousands)

Earnings

Income (loss) before income taxes                   $44,180        ($13,402)
Plus debt expense                                    17,154          17,988
Plus allowance for borrowed
   funds used during construction                     3,299           2,605
Plus interest portion of rental expense                 363             201
                                                  -----------    ----------
                                                    $64,996          $7,392
                                                  ===========    ==========
Fixed Charges

Debt expense                                        $17,154         $17,988
Plus allowance for borrowed
   funds used during construction                     3,299           2,605
Plus interest portion of rental expense                 363             201
                                                  -----------    ----------
                                                    $20,816         $20,794
                                                  ===========    ==========
Ratio of Earnings to Fixed Charges                     3.12            0.36


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